Exhibit 99.1

Innovex Appoints Thira Wipuchanin to Its Board of Directors

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex Inc. (Pink Sheets:INVX) reported the appointment of Mr. Thira Wipuchanin to its Board of Directors effective September 16, 2008.

Mr. Wipuchanin is currently serving as the Chairman of the Audit Committee for United Palm Oil Industry Public Co. Ltd. and a member of the Audit Committee for Siam Makro Public Co., Ltd. In addition, Mr. Wipuchanin serves as a member of the Board for both Precious Shipping Public Co. Ltd. and Dharmniti and Truth Co., Ltd. Mr. Wipuchanin was a Senior Executive Vice President for the Export-Import Bank of Thailand and was employed by the Export-Import Bank of Thailand from 1998 through 2003. He held various senior management positions with a number of international and Thailand financial institutions prior to that. He has also extensive experience as a Member of the Board for a number of financial institutions and other companies.

“Thira has over 30 years of experience within the Thailand financial community. We are pleased to add someone with Thira’s vast financial experience to our Board at this time and look forward to working with him as we strive to maximize our shareholder value,” stated Terry Dauenhauer, Innovex’s President and chief Executive Officer.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results, continued cash availability under Company credit facilities and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-383-4035
Facsimile: 763-383-4090
Internet: http://www.innovexinc.com